Exhibit 99.1

Viasat Announces Upsizing and Pricing of

$1,975 Million of Senior Secured Notes

CARLSBAD, Calif., September 11, 2024 – Viasat, Inc. (Nasdaq: VSAT) announces that its wholly-owned indirect subsidiaries, Connect Finco SARL and Connect U.S. Finco LLC (together, the “Issuers”), have upsized and priced their offering of $1,975 million in aggregate principal amount of its 9.000% Senior Secured Notes due 2029. The offering was upsized from the previously announced $1,250 million in aggregate principal amount. The Issuers are wholly-owned indirect subsidiaries of Connect Bidco Limited (“Inmarsat”), a wholly-owned indirect subsidiary of Viasat.

The notes were offered and sold to persons reasonably believed to be qualified institutional buyers in the United States through a private placement pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes will have an interest rate of 9.000% per annum and will be issued at a price equal to 100.00% of their face value.

The closing of the sale of the notes, which is subject to customary conditions, is expected to occur on or about September 25, 2024. The notes and the related guarantees will be secured on a first-lien basis by assets that also secure on a first-lien basis the indebtedness under the Issuers’ existing senior secured credit facilities.

The net proceeds from the offering together with cash on hand, are expected to be used to redeem all of the Issuers’ outstanding 6.750% Senior Secured Notes due 2026 (the “Inmarsat 2026 Notes”) and to pay related fees and expenses.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the proposed offering, the use of proceeds therefrom and the redemption of the 2026 Inmarsat Notes in connection therewith, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Factors that could affect Viasat’s forward-looking statements include, among other things, risks and uncertainties associated with the satisfaction of customary closing conditions related to the offering. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Viasat, Inc. Contacts:

Jonathan Sinnatt/Scott Goryl, External Communications, PR@viasat.com

Lisa Curran/Peter Lopez, Investor Relations, IR@viasat.com

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